EXHIBIT 10.23
[LETTERHEAD OF ABITIBIBOWATER INC.]
October 26, 2010
Mr. Yves Laflamme
1340, de Rouen
Boucherville (Québec)
J4B 8C3
Re: Terms of Employment Post Emergence
Dear Yves,
This letter is intended to document for you important information concerning changes in your compensation, benefits and other conditions of service upon the company’s anticipated emergence from bankruptcy in the coming weeks. As you are aware from the emergence plan, these changes become effective on the date of emergence or as otherwise described in the details that follow. Please note that this is a summary of conditions, the whole intended to be in accordance with and pursuant to the filed restructuring plans.
As of emergence, you will continue to occupy your position of Senior Vice President, Wood Products, in the new AbitibiBowater Inc.
The terms and conditions of your employment post emergence are detailed below.

Location:	Montreal, Quebec, Canada

Effective Date:	These terms and conditions are contingent on approval of the restructuring plans and will be effective on the date of emergence.

Compensation:	Your annual base salary will be US$276,250.
You will be eligible to participate in a short-term incentive plan effective for quarters 3 and 4 of 2010, with target award payout of 50% of your base salary. For the 2011 short-term incentive plan, you will be eligible for a target level of 100% of base salary.
The independent directors of the current Board of Directors recommend to the Human Resources Compensation/Nominating and Governance Committee of the new Board of Directors (the “Committee”) to award you a restructuring recognition award in the amount of US$276,250, to be paid as soon as practical following emergence.
Additionally, we have put in place an equity award program, to be effective on the date of emergence. The independent directors of the current Board of Directors recommend to the Committee to award you an initial grant under this program equivalent to 125% of your base salary as soon as practical following emergence.
You will also continue to be eligible for a perquisite allowance of US$12,000 per year as well as a complete annual medical examination and parking.
Other benefits:
You will maintain participation in various benefit plans such as group insurance and vacation.
As regards pension benefits, you will start participating in the Company’s defined contributions (DC) pension plan and new DC SERP at the following levels of contribution:

	Employee	Company
Contributions	Contributions	Contributions
Basic	5% of eligible earnings*	10.5% of eligible earnings

Additional	None	10% of eligible earnings

*	Up to the Compensation Limit (U.S.A.)
Provided you waive all your SERP claims in the creditor protection proceedings, your SERP benefits accrued up to the date of emergence will be reinstated and fully recognized in new SERPs to be put in place by the Company, provided that all defined benefits (DB) available under such new SERPs will be frozen as of the date of emergence. Pursuant to the DC SERP, lump sums continue to be paid as per pre-filing practice. As regards your Canadian DB SERP, the Company intends to pay you such benefits as a lump sum once you retire, unless these benefits have been secured in part or in total, in which case they would be paid in the form of monthly payments.
You will receive shortly a separate letter providing you more details with respect to the enrolment in the DC pension plan.
Severance
You will be covered by the Company’s severance policy for the Chief Executive Officer and his direct reports. Pursuant to this policy, you will be entitled to six weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and up to a maximum of 104 weeks. For a period of 12 months following a “change in control”, the severance pay is available in the event of involuntary termination for a “good reason”. The emergence of the Company from creditor protection and all related transactions will not constitute a change in control for the purpose of this policy.
Prior Agreements
Pursuant to the restructuring plans, all your prior management agreements with the Company (e.g. employment, severance pay and change in control agreements) are being rejected as of the date of emergence.
***
Enclosed for your reference are the corresponding Fact Sheets for the various compensation and benefits programs listed above. The complete 2010 Equity Plan is also available upon request, while the complete plan text of other programs will be available at a later date.
We are excited about the outlook of the newly emerged company and look forward to your continued leadership,

/s/ Richard B. Evans	/s/ David J. Paterson
Richard B. Evans	David J. Paterson
Chairman	President and Chief Executive Officer
I have read the present letter and hereby accepted these terms and conditions.

/s/ Yves Laflamme Yves Laflamme	10/11/2010 Date
Enclosures